EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FIRST QUARTER FISCAL 2015 FINANCIAL RESULTS

•                               First quarter net revenues of $110.7 million and net income of $6.4 million, or $0.51 per diluted share, for the three months ended December 31, 2014, compared to net revenues of $93.7 million and net loss of $(3.5) million, or $(0.29) per diluted share, for the same period of fiscal 2013.

•                               Backlog was $215.5 million at December 31, 2014, a decrease of 2.6% from $221.3 million at September 30, 2014.

•                               Acquisition of the assets and operations of Leveltek Processing, LLC located in LaPorte, Indiana was closed in January 2015.

•                               Capital investment in the first quarter of fiscal 2015 was $3.2 million and the forecast for capital spending and acquisitions in fiscal 2015 is $36.6 million.

•                               Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, February 5, 2015 — Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the first quarter ended December 31, 2014.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Our first quarter results included high-value project-related shipments that strengthened our margins and helped continue our favorable margin momentum. However, we did experience slower order entry overall as customers became cautious due to the macro-economic environment and lower nickel prices.  We continue to view fiscal 2015 as a favorable year when compared to fiscal 2014, however visibility remains limited due to the global macro-economic issues, lower commodity price levels, the stronger U.S. dollar and general economic conditions overseas”, said Mark Comerford, President and Chief Executive Officer.  “In addition, we are pleased to announce that we completed the previously announced acquisition of the assets and operations of Leveltek Processing, LLC located in LaPorte, Indiana.  This acquisition allows Haynes to control key finishing operations on core sheet and coil products that were previously outsourced as well as adds a toll processing business to our portfolio.”

Quarter Results

Net Revenues.  Net revenues were $110.7 million in the first quarter of fiscal 2015, an increase of 18.1% from $93.7 million in the same period of fiscal 2014.  Volume was 4.5 million pounds in the first quarter of fiscal 2015, an increase of 4.7% from 4.3 million pounds in the same period of fiscal 2014.  The increase in volume is primarily due to the apparent end of the destocking in the aerospace market that was occurring in the first quarter of fiscal 2014 as well as solid project-type shipments in both the chemical processing and other markets during the first quarter of fiscal 2015.  The product-sales average selling price was $23.36 per pound in the first quarter of fiscal 2015, an increase of 11.4% from $20.97 per pound in the same period of fiscal 2014.  The average selling price increased as a result of several factors, including the following: price increases instituted in the second half of fiscal 2014, representing approximately $1.35 of the increase; higher raw material market prices, which represented approximately $0.48 per pound of the increase and change in product mix, representing approximately $0.56 of the increase. Other revenue increased $1.9 million, an increase of 61%, due to higher conversion sales.

Cost of Sales.  Cost of sales was $90.4 million, or 81.7% of net revenues, in the first quarter of fiscal 2015 compared to $88.5 million, or 94.4% of net revenues, in the same period of fiscal 2014. Cost of sales in the first quarter of fiscal 2015 increased by $2.0 million as compared to the same period of fiscal 2014 primarily due to higher volumes and higher-value products shipped, partially offset by lower cost of inventory charged to cost of sales in the first quarter of fiscal 2015 relative to the first quarter of fiscal 2014.

Gross Profit.  As a result of the above factors, gross profit was $20.3 million for the first quarter of fiscal 2015, an increase of $15.0 million from the same period of fiscal 2014. Gross margin as a percentage of net revenue increased to 18.3% in the first quarter of fiscal 2015 as compared to 5.6% in the same period of fiscal 2014. Approximately $6.5 million of the increase is attributable to increased pricing and a more profitable mix of products and projects sold in fiscal 2015.  An estimated $8.5 million is attributable to higher-cost inventory charged to cost of sales in the first quarter of fiscal 2014 relative to the first quarter of fiscal 2015.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $9.7 million for the first quarter of fiscal 2015, a decrease of $0.2 million from the same period of fiscal 2014. The decrease in expense was primarily driven by foreign exchange gains of $1.0 million in the first quarter of fiscal 2015 compared to $0.1 million of foreign exchange loss in the first quarter of fiscal 2014, partially offset by $0.5 million of higher incentive compensation as compared to the first quarter of fiscal 2014. Selling, general and administrative expense as a percentage of net revenues decreased to 8.8% for the first quarter of fiscal 2015 compared to 10.6% for the same period of fiscal 2014.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 0.8% of revenue, for the first quarter of fiscal 2015, compared to $0.9 million, or 0.9% of revenue, in the same period of fiscal 2014.

Operating Income/(Loss).  As a result of the above factors, operating income in the first quarter of fiscal 2015 was $9.6 million compared to an operating loss of $5.6 million in the same period of fiscal 2014.

Income Taxes.  Income taxes expense was $3.3 million in the first quarter of fiscal 2015, an increase of $5.3 million from a benefit of $2.1 million in the first quarter of fiscal 2014.  The effective tax rate for the first quarter of fiscal 2015 was 33.9%, compared to 37.1% in the same period of fiscal 2014.  The decrease in the effective tax rate was due to a discrete tax item in the first quarter of fiscal 2014 which decreased the tax benefit by $0.2 million.

Net Income/(Loss).  As a result of the above factors, net income in the first quarter of fiscal 2015 was $6.4 million, an increase of $9.9 million from a net loss of $3.5 million in the same period of fiscal 2014.

Volumes, Competition and Pricing

Business conditions have improved significantly from the first quarter of fiscal 2014.  In that quarter, the Company experienced reduced demand, increased price competition in commodity-type alloys and destocking in the supply chain as customers consumed excess inventory.  In the first quarter of fiscal 2015, the Company experienced better pricing power and a stronger mix of high-value specialty and proprietary alloys in high-value product forms.  Both of these circumstances contributed to an average selling price improvement for product sales of $2.39 per pound sold, an 11.4% improvement.  The price increases that were announced in the second half of fiscal 2014 are favorably impacting the first quarter of fiscal 2015.

The market price of nickel has been declining, which can cause customers to delay orders for the Company’s products in order to receive a lower price in the future.  In addition, the Company values inventory utilizing the first-in, first-out (“FIFO”) inventory costing methodology. In a period of decreasing raw material costs, the FIFO inventory valuation normally results in higher costs of sales as compared to the last-in, first out method.  This could be a headwind for gross margins in the remainder of fiscal year 2015.

Gross Profit Margin Trend Performance

In the first quarter of each fiscal year, the Company’s gross profit margin percentage is typically lower than the preceding quarter due to lower absorption of fixed manufacturing costs that do not decrease in proportion with decreased production levels. Production levels decrease in the first quarter due to the Company’s observance of seasonal holidays and planned equipment downtime for capital upgrades and maintenance projects.

While volume shipped in the first quarter of fiscal 2015 was lower in pounds than the fourth quarter of fiscal 2014, the pricing and profitability of the product improved, which helped drive a higher gross margin percentage.  Gross margin dollars for the first quarter of fiscal 2015 were $20.3 million dollars, which increased by $1.3 million compared to the fourth quarter of fiscal 2014 and represented an increase of $15.0 million compared to the first quarter of last fiscal year.  Approximately $6.5 million of the increase from the comparable period last year is attributable to increased pricing and a more profitable mix of products and projects sold in the first quarter of fiscal 2015.  An estimated $8.5 million is attributable to higher-cost inventory charged to cost of sales in the first quarter of fiscal 2014.

Backlog

Backlog was $215.5 million at December 31, 2014, a decrease of approximately $5.8 million, or 2.6%, from $221.3 million at September 30, 2014. The backlog dollars decreased during the first quarter of fiscal 2015 due to a 5.0% decrease in the average selling price per pound, partially offset by a 2.5% increase in pounds.

Subsequent Event

On January 7, 2015, the Company acquired the assets and operations of Leveltek Processing, LLC located in LaPorte, Indiana for $14.6 million in cash.  The acquisition of the LaPorte assets will provide the Company control of a significant portion of the sheet stretching, leveling, slitting and cut-to-length capabilities that were previously an outsourced function. The business is being operated under the name LaPorte Custom Metal Processing, LLC (LCMP), a subsidiary of the Company.

Capital Spending

The Company’s strategic capital investment projects that were announced in fiscal 2012 are substantially complete and resulted in expansions of flat product capacity in Kokomo, Indiana and tubular production capacity in Arcadia, Louisiana. The Company has already begun to capture operating leverage on these investments and management expects continued benefits as utilization ramps up on this new capacity. The forecast for capital investments in fiscal 2015 is approximately $22.0 million, excluding the previously-mentioned acquisition of the Leveltek LaPorte assets, which were purchased for $14.6 million in January, 2015. The combined $36.6 million is our projected cash used in investing activities for fiscal 2015.

Liquidity

During the first quarter of fiscal 2015, the Company’s primary sources of cash were cash on-hand offset by cash used in operations, as detailed below.  At December 31, 2014, the Company had cash and cash equivalents of $38.4 million compared to cash and cash equivalents of $45.9 million at September 30, 2014. As of December 31, 2014, the Company had cash and cash equivalents of $12.5 million that was held by foreign subsidiaries in various currencies. All of this amount is readily convertible to U.S. dollars.

Net cash used in operating activities was $0.8 million in the first quarter of fiscal 2015 compared to cash provided by operating activities of $24.1 million in the first quarter of fiscal 2014. Net income of $6.4 million in the first quarter of fiscal 2015 provided $9.9 million more cash than the net loss of $3.5 million in the first quarter of fiscal 2014.  Cash used in higher inventories was $13.3 million as compared to cash generated in the first quarter of fiscal 2014 of $3.5 million, a change of $16.8 million.  Additionally, cash generated from lower accounts receivable was $2.6 million compared to cash generated by accounts receivable of $20.5 million in the first quarter of fiscal 2014, a change of $17.8 million.  Cash generated from accounts payable and accrued expenses of $5.2 million compared to cash generated from accounts payable and accrued expenses of $3.8 million in the first quarter of fiscal 2014, a change of $1.4 million.  Net cash used in investing activities was $3.2 million in the first quarter of fiscal 2015 compared to $9.3 million in the first quarter of fiscal 2014 as a result of the ramp-down of our capacity investments in tubular and flat rolled products.  Net cash used in financing activities in the first quarter of fiscal 2015 of $3.0 million included $2.7 million of dividend payments, in addition to cash used to repurchase treasury stock to satisfy payroll taxes owed as a result of restricted stock vesting.

The Company’s sources of liquidity for the remainder of fiscal 2015 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  At December 31, 2014, the Company had cash of $38.4 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves that could limit the Company’s borrowing to approximately $105.0 million. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to:

•             Funding operations;

•                  Capital spending; and

•             Dividends to stockholders.

Dividend Declared

On February 5, 2015, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable March 16, 2015 to stockholders of record at the close of business on March 2, 2015. The aggregate cash payout based on current shares outstanding will be approximately $2.7 million, or approximately $10.9 million on an annualized basis.

Guidance

We expect revenue for the second quarter of fiscal 2015 to be higher than the revenue of the first quarter of fiscal 2015.  However, we expect earnings to be similar to that of the first quarter of 2015 as the expected gross margin percentage may be lower with a higher volume of commodity products expected to ship in the second quarter as compared to the first quarter of fiscal 2015.

Earnings Conference Call

The Company will host a conference call on Friday, February 6, 2015 to discuss its results for the first quarter of fiscal 2015.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, February 6, 2015	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, February 6th at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, March 6, 2015. To listen to the replay, please dial:

Domestic:	877-660-6853

International:	201-612-7415
Replay Access:	Conference: 13600353

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2015 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2014.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended
	December 31,
	2013	2014

Net revenues	$93,700	$110,676
Cost of sales	88,450	90,405
Gross profit	5,250	20,271
Selling, general and administrative expense	9,956	9,736
Research and technical expense	878	887
Operating income (loss)	(5,584)	9,648
Interest income	(46)	(23)
Interest expense	18	16
Income (loss) before income taxes	(5,556)	9,655
Provision for (benefit from) income taxes	(2,064)	3,274
Net income (loss)	$(3,492)	$6,381
Net income (loss) per share:
Basic	$(0.29)	$0.51
Diluted	$(0.29)	$0.51

Dividend declared per common share	$0.22	$0.22

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2014	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$45,871	$38,374
Accounts receivable, less allowance for doubtful accounts of $861 and $951, respectively	72,439	68,921
Inventories	254,027	266,042
Income taxes receivable	3,235	353
Deferred income taxes	6,297	11,333
Other current assets	2,964	3,649
Total current assets	384,833	388,672
Property, plant and equipment, net	174,083	172,373
Deferred income taxes—long term portion	44,639	39,061
Prepayments and deferred charges	2,031	1,633
Other intangible assets, net	5,185	5,081
Total assets	$610,771	$606,820
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,957	$35,157
Accrued expenses	13,213	14,078
Revolving credit facility	—	—
Accrued pension and postretirement benefits	4,572	4,572
Deferred revenue—current portion	2,500	2,500
Total current liabilities	62,242	56,307
Long-term obligations (less current portion)	745	745
Deferred revenue (less current portion)	27,829	27,204
Accrued pension benefits	72,315	72,087
Accrued postretirement benefits	100,910	101,103
Total liabilities	264,041	257,446
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,434,748 and 12,467,798 shares issued, 12,418,471 and 12,446,300 shares outstanding at September 30, 2014 and December 31, 2014, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	242,387	242,844
Accumulated earnings	166,999	170,642
Treasury stock, 16,277 shares at September 30, 2014 and 21,498 shares at December 31, 2014	(840)	(1,091)
Accumulated other comprehensive loss	(61,828)	(63,033)
Total stockholders’ equity	346,730	349,374
Total liabilities and stockholders’ equity	$610,771	$606,820

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended December 31,
	2013	2014
Cash flows from operating activities:
Net income (loss)	$(3,492)	$6,381
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,606	4,278
Amortization	104	104
Pension and post-retirement expense — U.S. and U.K.	2,611	3,203
Stock compensation expense	437	457
Excess tax benefit from option exercises and restricted stock vesting	(253)	—
Deferred revenue	(625)	(625)
Deferred income taxes	(4,668)	(177)
Loss on disposition of property	17	113
Change in assets and liabilities:
Accounts receivable	20,462	2,616
Inventories	3,541	(13,344)
Other assets	(1,010)	(308)
Accounts payable and accrued expenses	3,822	(5,188)
Income taxes	2,119	2,910
Accrued pension and postretirement benefits	(2,606)	(1,246)
Net cash provided by (used in) operating activities	24,065	(826)

Cash flows from investing activities:
Additions to property, plant and equipment	(9,313)	(3,214)
Net cash used in investing activities	(9,313)	(3,214)

Cash flows from financing activities:
Dividends paid	(2,720)	(2,738)
Proceeds from exercise of stock options	589	—
Payment for purchase of treasury stock	(335)	(251)
Excess tax benefit from option exercises and restricted stock vesting	253	—
Net cash used in financing activities	(2,213)	(2,989)

Effect of exchange rates on cash	158	(468)
Increase (decrease) in cash and cash equivalents	12,697	(7,497)

Cash and cash equivalents, beginning of period	68,326	45,871
Cash and cash equivalents, end of period	$81,023	$38,374